Exhbit 99.3
Contact:
Jennifer Flachman
Director of Investor Relations
AMERCO
(602) 263-6601
Flachman@amerco.com

AMERCO REPORTS FIRST QUARTER FISCAL 2007 FINANCIAL RESULTS

RENO, Nev. (August 9, 2006)--AMERCO (Nasdaq: UHAL), parent of U-Haul International, Inc., North America’s largest “do-it-yourself” moving and storage operator, today reported net earnings available to common shareholders for its first quarter ending June 30, 2006, of $52.2 million, or $2.50 per share, compared with net earnings of $31.8 million, or $1.53 per share, for the same period last year. Included in the results for June 30, 2005 is a nonrecurring after-tax charge of $1.08 per share associated with the Company’s first quarter refinancing.

“We have seen improvements in U-Move that are expected to result in revenue gains,” stated Joe Shoen, chairman of AMERCO. “We are presently focused on the manufacture of our midsize rental trucks in order to continue to improve service to our customers. Growth in self-storage continues as planned, with the development of existing locations, acquisition of new properties and expansion of the eMove Storage Affiliate Program.”

Highlights of First Quarter 2007 Results

•	Gross revenues from the moving and storage business increased $7.1 million for the first quarter of fiscal 2007 compared with the first quarter of fiscal 2006

•
In the first quarter, we placed over 3,100 rental trucks in service, along with 1,700 trailers. Additionally, we have invested in reimaging portions of the fleet and installing towing systems on our smaller rental trucks. Aside from these costs, decreases in repair and maintenance expense for the fleet largely offset increases in depreciation and lease expense for the quarter.

•
Self-storage revenues increased $1.7 million or 5.8 percent for the first quarter of fiscal 2007 compared with the first quarter of fiscal 2006. Available square footage increased approximately 242,000 square feet this year over last year.

•	In the first quarter of fiscal 2007, the Company entered into two debt facilities to fund new-truck purchases and one new debt facility for the development of new storage projects.

AMERCO will hold its investor call for the first quarter fiscal year 2007 on Thursday, August 10, 2006, at 10 a.m. Pacific Time (1 p.m. Eastern). The call will be broadcast live over the Internet at www.amerco.com. To hear a simulcast of the call, or a replay, visit www.amerco.com.

Use of Non-GAAP Financial Information

The company reports its financial results in accordance with generally accepted accounting principles (GAAP). However, the Company uses certain non-GAAP performance measures, including adjusted earnings per share, to provide a better understanding of the Company’s underlying operational results. The Company uses adjusted earnings per share to present the impact of certain transactions or events that management expects to occur only infrequently.

AMERCO is the parent company of U-Haul International, Inc., North America’s largest do-it-yourself moving and storage operator, AMERCO Real Estate Company, Republic Western Insurance Company and Oxford Life Insurance Company. With a network of over 15,400 locations in all 50 United States and 10 Canadian provinces, the Company has the largest consumer truck-rental fleet in the world, with over 93,000 trucks, 80,675 trailers and 33,500 towing devices.

U-Haul has also been a leader in the storage industry since 1974, with more than 377,000 rooms and approximately 33 million square feet of storage space at nearly 1,050 owned and managed facilities throughout North America.

Certain of the statements made in this press release regarding our business constitute forward-looking statements as contemplated under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of various risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. For a brief discussion of the risks and uncertainties that may affect AMERCO’s business and future operating results, please refer to Form 10-Q for the quarter ended June 30, 2006, which is on file with the SEC.

Report on Business Operations
Listed on a consolidated basis are revenues for our major product lines for the first quarter of fiscal 2007 and fiscal 2006.

	Quarter Ended June 30,
	2006	2005
	(Unaudited)
	(In thousands)
Revenues
Self-moving equipment rentals	$407,234	$401,260
Self-storage revenues	30,431	28,768
Self-moving & self-storage products and service sales	67,451	66,563
Property management fees	3,847	4,440
Life insurance premiums	30,919	29,589
Property & casualty insurance premiums	5,382	4,824
Net investment & interest income	13,830	13,714
Other revenues	7,933	10,300
Consolidated revenues	$567,027	$559,458

Listed below are revenues and earnings from operations at each of our operating segments for the first quarter of fiscal 2007 and 2006.

	Quarter Ended June 30,
	2006	2005
	(Unaudited)
	(In thousands)
Moving & storage
Revenues	$514,638	$507,563
Earnings from operations	106,921	108,965
Property and casualty insurance
Revenues	8,068	8,309
Earnings from operations	1,701	1,582
Life insurance
Revenues	38,137	38,073
Earnings from operations	1,951	3,440
SAC Holding II
Revenues	12,479	12,059
Earnings from operations	4,123	4,051
Eliminations
Revenues	(6,295)	(6,546)
Earnings from operations	(4,530)	(5,478)
Consolidated results
Revenues	567,027	559,458
Earnings from operations	110,166	112,560

The Company owns and manages self-storage facilities. Self-storage revenues reported in the consolidated financial statements for moving and storage represent Company-owned locations only. U-Haul also provides property management services for storage locations and earns a fee for these services. These storage centers are not owned by the Company and therefore are not reported on the balance sheet and the rental revenues are not reported in the statements of operations (except for SAC Holding II). Self-storage data for both our owned and managed locations is as follows:

	Quarter Ended June 30,
	2006	2005
	(Unaudited)
	(In thousands, except occupancy rate)
Room count as of June 30	379	339
Square footage as of June 30	33,335	28,886
Average number of rooms occupied	330	295
Average occupancy rate based on room count	87.1%	86.9%
Average square footage occupied	29,479	25,516

AMERCO AND CONSOLIDATED ENTITIES
CONDENSED CONSOLIDATED BALANCE SHEETS
	June 30, 2006	March 31, 2006
	(Unaudited)
Assets	(In thousands)
Cash and cash equivalents	$241,858	$155,459
Reinsurance recoverables and trade receivables, net	215,861	230,179
Notes and mortgage receivables, net	2,140	2,532
Inventories, net	68,226	64,919
Prepaid expenses	58,473	53,262
Investments, fixed maturities and marketable equities	695,923	695,958
Investments, other	184,566	209,361
Deferred policy acquisition costs, net	52,470	47,821
Other assets	99,978	102,094
Related party assets	252,679	270,468
Total	1,872,174	1,832,053
Property, plant and equipment, at cost;
Land	186,252	175,785
Buildings and improvements	760,659	739,603
Furniture and equipment	285,178	281,371
Rental trailers and other rental equipment	201,129	201,273
Rental trucks	1,401,701	1,331,891
SAC Holding II - PP&E	79,542	79,217
Subtotal	2,914,461	2,809,140
Less: Accumulated depreciation	(1,277,521)	(1,273,975)
Total property, plant and equipment	1,636,940	1,535,165
Total assets	3,509,114	3,367,218
Liabilities & stockholders’ equity
Liabilities:
Accounts payable & accrued expenses	$254,604	$235,878
AMERCO notes and loans payable	1,045,638	965,634
SAC Holding II notes & loans payable, non-recourse to AMERCO	75,918	76,232
Policy benefits & losses, claims & loss expenses payable	794,572	800,413
Liabilities from investment contracts	432,557	449,149
Other policyholders’ funds & liabilities	6,580	7,705
Deferred income	23,632	21,346
Deferred income taxes	118,097	108,092
Related party liabilities	3,400	7,165
Total liabilities	2,754,998	2,671,614
Stockholders’ equity:
Series A common stock	929	929
Common stock	9,568	9,568
Additional paid-in-capital	373,151	367,655
Accumulated other comprehensive loss	(28,351)	(28,902)
Retained earnings	825,964	773,784
Cost of common shares in treasury, net	(418,092)	(418,092)
Unearned employee stock ownership plan shares	(9,053)	(9,338)
Total stockholders’ equity	754,116	695,604
Total liabilities & stockholders’ equity	3,509,114	3,367,218

AMERCO AND CONSOLIDATED ENTITIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Quarter Ended June 30,
	2006	2005
	(Unaudited)
	(In thousands, except share and per share amounts)
Revenues:
Self-moving equipment rentals	$407,234	$401,260
Self-storage revenues	30,431	28,768
Self-moving and self-storage products and service sales	67,451	66,563
Property management fees	3,847	4,440
Life insurance premiums	30,919	29,589
Property and casualty insurance premiums	5,382	4,824
Net investment and interest income	13,830	13,714
Other revenue	7,933	10,300
Total revenues	567,027	559,458

Costs and expenses:
Operating expenses	261,379	266,792
Commission expenses	49,536	48,018
Cost of sales	32,316	31,044
Benefits and losses	30,606	27,314
Amortization of deferred policy acquisition costs	5,626	6,198
Lease expense	37,727	33,295
Depreciation, net of (gains) losses on disposals	39,671	34,237
Total costs and expenses	456,861	446,898

Earnings from operations	110,166	112,560
Interest expense	(18,462)	(19,636)
Fees on early extinguishment of debt	-	(35,627)
Pretax earnings	91,704	57,297
Income tax expense	(36,283)	(22,235)
Net earnings	55,421	35,062
Less: Preferred stock dividends	(3,241)	(3,241)
Earnings available to common shareholders	$52,180	$31,821
Basic and diluted earnings per common share	$2.50	$1.53
Weighted average common shares outstanding:
Basic and diluted	20,897,688	20,836,458

NON-GAAP FINANCIAL RECONCILIATION SCHEDULE

Quarter Ended
June 30, 2005
(In thousands, except share and per share amounts)
AMERCO and Consolidated Entities
Nonrecurring fees on early extinguishment of debt	$(35,627)
Income tax benefit	13,109
Nonrecurring fees on early extinguishment of debt, net of taxes	$(22,518)
Nonrecurring fees on early extinguishment of debt, net of taxes, per common share basic and diluted	$(1.08)
Weighted average shares outstanding: basic and diluted	20,836,458